Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the registration of 1,100,000 shares of common stock of The Providence Service Corporation in connection with The Providence Service Corporation 2006 Long-Term Incentive Plan of our reports dated March 12, 2010 appearing in the Annual Report on Form 10-K relating to our audits of the consolidated financial statements and the financial statement schedule and internal control over financial reporting of The Providence Service Corporation and subsidiaries for the year ended December 31, 2009.

/s/ KPMG LLP

Phoenix, Arizona

May 20, 2010